EXHIBIT 99(h)(4)(E)


                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                ------------------------------------------------

         THIS AGREEMENT is made as of October 5, 2007 by and between PFPC Inc., a Massachusetts corporation ("PFPC"), and TAMARACK FUNDS TRUST, a Delaware business trust (the "Fund").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund wishes to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services;

         WHEREAS, the Fund is separately retaining Voyageur Asset Management Inc. ("Voyageur"), who serves as investment advisor to the Fund, as an administrator to the Fund;

         WHEREAS, Voyageur is not a party to this Agreement; and,

         WHEREAS, Voyageur and PFPC, while maintaining no contractual relationship to one another, and having been separately engaged by the Fund, may be referred to by the Fund in the fund prospectus or elsewhere as "Co-Administrators" (with either Voyageur or PFPC being referred to as a "Co-Administrator").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       DEFINITIONS. As used in this Agreement:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.


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         (b)      "1934 Act" means the Securities Exchange Act of 1934, as
                  amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "Fund Counsel" means the legal counsel designated as fund counsel by the Fund's Board of Trustees.

         (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (f)      "SEC" means the Securities and Exchange Commission.

         (g)      "Securities Laws" mean the 1933 Act, the 1934 Act and the 1940
                  Act.

         (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

         (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.


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2.       APPOINTMENT. The Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

3.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to use its best efforts to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.


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4.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take relating to the Fund, PFPC may, upon prior written notice to and after receiving written approval from, the Fund request advice from Fund Counsel at the expense of the Fund; provided that PFPC may utilize Fund Counsel in connection with its performance of Regulatory Administration services upon providing prior notice to the Fund. Nothing herein shall limit the right of PFPC to consult with legal counsel of its choosing and at its own expense.

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel, provided that reasonable prior written notice has been given to the Fund to the extent such notice is practical under the circumstances.

         (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.


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5.       RECORDS; VISITS.

         (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be promptly provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

         (b)      PFPC shall keep the following records:

                  (i) all books and records with respect to each Portfolio's books of account;

                  (ii)     records of each Portfolio's securities transactions;
                           and

                  (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

6. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;
         (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
         (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this
         Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.


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7.       LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

8. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

9. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. PFPC shall maintain emergency data recovery policies and procedures (a "Disaster Recovery Plan"), which are commercially reasonable in light of the services to be provided. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10.      COMPENSATION.


         (a) As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

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         (b)      The undersigned hereby represents and warrants to PFPC that
                  (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

         (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter.

11.      STANDARD OF CARE/LIMITATION OF LIABILITY.

         (a) Subject to the terms of this Section 11, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement ("Standard of Care").

         (b) Provided that PFPC follows the applicable procedures in its Disaster Recovery Plan, PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation the following events: acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party unless such third party was otherwise retained by PFPC to provide services under the terms of this Agreement; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

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         (c)      PFPC shall not be under any duty or obligation to inquire
                  into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

         (d) Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

         (e) No party may assert a cause of action against PFPC or any of its affiliates more than 16 months after signing of the audit opinion of the Fund for the financial year during which the Fund has knowledge that a basis for such cause of action might exist. The phrase "the Fund has knowledge" means the actual knowledge of fact or law forming the basis for a cause of action hereunder by an officer of the Fund who is not an "affiliated person" of PFPC (as defined in the Investment Company Act of 1940, as amended). Nothing herein shall be construed to limit or waive any right any person may have under the federal securities laws.

         (f) Notwithstanding the forgoing sentence, each party shall have a duty to mitigate damages for which the other party may become responsible.

         (g)      This Section 11 shall survive termination of this Agreement.

12. INDEMNIFICATION.

         (a) Absent PFPC's failure to meet its Standard of Care (defined in Section 11 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and
                  (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund.

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         (b)      If PFPC fails to meet its Standard of Care (defined in
                  Section 11 above), PFPC agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents and employees from any claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) to the extent arising directly out of any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund.

         (c)      Legal Action Against Indemnification Party.

                  (i) Notice of the Action. A party that seeks indemnification under this Agreement must promptly give the other party notice of any legal action. But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

                  (ii) Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:

                           (1) must select an attorney that is satisfactory to
                               the other party;

                           (2) is not liable to the other party for any later
                               attorney's fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;

                           (3) must not compromise or settle the action without
                               the other party's consent (but the other party must not unreasonably withhold its consent); and

                           (4) is not liable for any compromise or settlement
                               made without its consent.

                  (iii) Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

         (d)      This Section 12 shall survive termination of this Agreement.


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13.      DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

         PFPC will perform the following accounting services with respect to each Portfolio:

         (i) Journalize investment, capital share and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser");

         (iii)    Maintain individual ledgers for investment securities;

         (iv)     Maintain historical tax lots for each security;

         (v) Reconcile cash, daily trade activity, and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

         (vi) Update the cash availability throughout the day as required by the Adviser;

         (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

         (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

         (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

         (x) Control all disbursements and authorize such disbursements upon Written Instructions;

         (xi)     Calculate capital gains and losses;

         (xii)    Determine net income;

         (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's investments;

         (xiv) Update fund accounting system to reflect rate changes on variable interest rate instruments;

         (xv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;


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         (xvi)    Compute net asset value ("NAV") and daily dividends in
                  accordance with procedures established by the Fund; calculate daily distributions of income and related factors; disseminate NAV and related data to the Fund transfer agent, NASDAQ, and to statistical reporting agencies;

         (xvii) As appropriate, compute yields, daily dividend factor, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity, provide after tax returns and agreed upon benchmark comparisons, website updates and database company feeds;

         (xviii) Calculate and report the market pricing of securities in money market funds and compare to the amortized cost basis;

         (xix) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds; and

         (xx) Provide accounting reports and other accounting information, as needed, in connection with the Trust's regular annual audit, and other audits and examinations by regulatory agencies.

14.      DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

         PFPC will perform the following administration services with respect to each Portfolio:

         (i)      Prepare quarterly broker security transactions summaries;

         (ii)     Prepare monthly security transaction listings;

         (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

         (iv) Perform tax services, including but not limited to, calculating wash sales, excise tax requirements, capital gains distributions and income distributions on a periodic or as needed basis; calculating year-end 1099-DIV redesignations, including QDI, QII, and FTC; preparing and reviewing of federal, state, and excise tax returns; preparing and recording ROCSOP entries; and providing support to management for any fund structure changes;

         (v) Provide access to fully automated compliance module for purposes of monitoring compliance with Sub-chapter M of the Internal Revenue Code of 1986, as amended, the 1940 Act, and the Fund's registration statement. Also provide daily and monthly Rule 2a-7 testing, and agreed upon daily, monthly, or quarterly reporting summaries;

         (vi) Prepare the Fund's annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by PFPC) including creating and controlling production calendar and coordinating annual audit;

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         (vii)    Prepare and coordinate the filing of the Fund's annual
                  Post-Effective Amendment to its Registration Statement; prepare and coordinate the filing of supplements to the Registration Statement, prospectus and SAI (not to exceed one supplement per quarter, of one page or less in length); prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR (ii) Forms 40-17G; and (iii) Notices pursuant to Rule 24f-2;

         (viii) Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

         (ix) Draft notices, agendas (with final selection of agenda items being made by Fund Counsel) and resolutions for quarterly board meetings;

         (x) Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings, including but not limited to, coordinating schedule for quarterly board meetings; requesting and, when received, collating various board reports, including the reports of the investment manager, the distributor, the custodian, external auditors and others, as required;

         (xi)     Attend quarterly board meetings and draft minutes thereof;

         (xii) Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter;

         (xiii) Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

         (xiv) Provide fund performance information including pre- and post-tax and gross of fees, on a daily basis or any required frequency; results delivered in electronic format; and transmit NAV and performance information for automatic population of client websites;

         (xv) Calculate and monitor the payment of dividends and other distributions to shareholders;

         (xvi) Provide periodic updates on recent, relevant regulatory events;

         (xvii) Provide such additional regulatory services upon such terms and for such fees as the parties hereto may agree in writing;

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         (xviii)  Based on PFPC's knowledge of the industry, periodically consult with the Co-Administrator (on an as-needed basis but not to exceed four hours per quarter) on the design, development and operations of the Fund, including new classes, investment objectives, policies, and structure; and

         (xix) Provide support during regulatory examinations, including providing the Fund with copies of applicable SEC requested documents that are in PFPC's possession, and assisting the Fund (in person, if requested) in responding to SEC questions on applicable documents and matters related to such documents.

         Regulatory services performed by PFPC may be subject to the review of Fund counsel, provided that the services described in subsections 14(xi) (with respect to the drafting of minutes) and 14(vii) will be subject to the review and approval of Fund Counsel.

15.      DURATION AND TERMINATION.

         (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term").

         (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Term") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

         (c) In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Fund.


         (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement without penalty or Early Termination Fee (as defined below) by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

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         (e)      Except as set forth in subsection (f) below, in the event that the Fund ceases to operate as a registered investment company under the 1940 Act, the Fund may terminate this Agreement by providing PFPC with 90 days' written notice of its intent to cease operations (the "Cease Operations Notice"). PFPC shall transfer, at the expense of the Fund, any books and records maintained by PFPC that the Fund is required to keep in accordance with the 40 Act. If the Fund ceases operations, the Fund shall pay PFPC an amount equal to all fees and other amounts through the effective date the Fund ceases operations (which shall be no less than 90 days from the date of the Cease Operations Notice), as identified in relevant filings made by the Fund with the SEC. Exclusive of the above, the Fund may liquidate or otherwise dissolve individual investment portfolios listed in Exhibit A in the normal course of its business upon written notice to PFPC, and the Fund will no longer be obligated to pay PFPC fees for its services to that Portfolio as of the official liquidation date of the portfolio, as identified in relevant filings made by the Fund with the SEC.


         (f) Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term ("Early Termination"):

                  (1) PFPC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

                  (2) On or before the effective date of the Early Termination, the Fund shall pay to PFPC an amount equal to all fees and other amounts ("Early Termination Fee") calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).

                  (3) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

                  (4) For purposes of Section 15(e), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

                  (5) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to "expiration of the then-current Initial or Renewal Term" shall be deemed to mean "expiration of the Renewal Term immediately following the then-current Initial or Renewal Term."

                  (6) If any of the Fund's assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement ("Removed Assets") and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PFPC's option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.


16. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at 100 South Fifth Street, Suite 2300, Minneapolis, Minnesota 55402, Attention: President (or such other address as the Trust may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.


17. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. ASSIGNMENT. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days prior written notice of such assignment. Except as otherwise described herein, PFPC may not assign this Agreement without the prior written consent of the Fund, which will not be unreasonably withheld, delayed or conditioned.

19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.      MISCELLANEOUS.

        (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees to notify PFPC of any modifications made to a Fund's Registration Statement or policies which affect PFPC's responsibilities under this Agreement provided that, PFPC shall not be bound by any such modifications which, in either case, would affect the obligations or responsibilities of PFPC hereunder if PFPC objects in writing to such modifications within ten (10) business days' of receipt of such notice. Unless PFPC timely objects, implementation of any such modification or change by PFPC shall be deemed to conclusively establish such acceptance. The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

         (b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and the Fund shall cause the Fund's sponsor and the Fund's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund, the Fund's sponsor or an affiliate of the Fund if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

         (c) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (e) The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

         (f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

         (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.


                                    By:    /s/ Jay F. Nusblatt
                                           ---------------------------
                                    Name:  Jay F. Nusblatt
                                    Title: Senior Vice President




                                    TAMARACK FUNDS TRUST


                                    By:    Erik R. Preus
                                           ---------------------------
                                    Name:  Erik R. Preus
                                    Title: President

                                    EXHIBIT A
                                    ---------


         THIS EXHIBIT A, dated as of October 5, 2007 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of October 5, 2007 between PFPC Inc. and Tamarack Funds Trust.



                                   PORTFOLIOS
                                   ----------


                            Tamarack Enterprise Fund
                          Tamarack Small Cap Core Fund
                 Tamarack Institutional Prime Money Market Fund
                Tamarack Institutional Tax-Free Money Market Fund
                         Tamarack Large Cap Growth Fund
                          Tamarack Mid Cap Growth Fund
                          Tamarack Microcap Value Fund
                        Tamarack Prime Money Market Fund
                       Tamarack Quality Fixed Income Fund
                          Tamarack SMID Cap Growth Fund
                          Tamarack Tax-Free Income Fund
                       Tamarack Tax-Free Money Market Fund
                   Tamarack U.S. Government Money Market Fund
                               Tamarack Value Fund
                    Tamarack Treasury Plus Money Market Fund